EXHIBIT 5.1

January 10, 2012

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

Re:	iCAD, Inc. (the “Company”)
Registration Statement on Form S-3

Dear Sir/Madam:

We refer to the Registration Statement (the “Registration Statement”) filed by iCAD, Inc., a Delaware corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the sale of up to 2,750,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share, issuable upon exercise of outstanding warrants (the “Warrants”).

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or reproduced copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

The opinions expressed in this opinion letter are limited to the General Corporation Laws of the State of Delaware. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not opining on, and we assume no responsibility for, the applicability, or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction; (iii) or the laws of any political subdivision of any state, including any county town or other municipality. In rendering this opinion, we have assumed compliance with all other laws.

Based upon the foregoing, it is our opinion that the Warrant Shares, when sold, issued and paid for, upon exercise of the Warrants and payment of the exercise price thereof, in accordance with the terms of the Warrants, will be duly and validly issued and fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur after the Registration Statement becomes effective.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP